UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 17, 2006

Date of Report

iBroadband, Inc. (Name of small business issuer in its charter)	Nevada (State or other jurisdiction of incorporation or organization)
88-0464894 (I.R.S. Employer Identification No.)	14286 Gillis Rd. Farmers Branch, TX (Address of principal executive offices)
Issuer's telephone number: (972) 458-0909	75244 (Zip Code)
None (Former name of former address, if changed since last report)	000-51918 (Commission File Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[   ]  Written communications pursuant to Rule 425 under the Securities Act

     (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

     (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the

     Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the

     Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 16, 2006 iBroadband, Inc. (the “Company”) executed a written agreement (the “Agreement”) with Broadvox Limited LLC (“Broadvox”) by the terms and conditions of which Broadvox has agreed to sell, transfer and assign to the Company all of Broadvox’s claims and interests (the “Interests”) against Cedar Valley Communications, Inc. (“CVC”) in the Chapter 11 bankruptcy proceedings of CVC pending in the U.S. District Court for the Eastern District of Texas (Longview Division) (the “Court”)(the “Transaction”). As consideration for the sale of the Interests by Broadvox to the Company, the Company has agreed to pay Broadvox $1 million in cash and a number of the Company’s restricted common shares equal in value to the sum of $300,000 (the “Shares”). The actual number of the Shares will be determined by taking the average trading price of the Company’s common stock over a consecutive 5-day period after the closing of the Transaction.

CVC is a competitive local exchange telecommunications carrier based in Athens, Texas, and the Interests are secured by a first priority security interest in all of CVC’s assets.  On October 31, 2006, the Court will consider the bankruptcy trustee’s motion to assign all of CVC’s assets to the Company under Section 363 of the Bankruptcy Code and pursuant to the Agreement.

The Agreement and the Company’s acquisition of CVC’s assets and its ongoing business are subject to the entry of a Court order granting the relief set forth under the trustee’s said motion and transferring all of CVC’s assets to the Company free and clear of all liens, claims and encumbrances.

The foregoing descriptions of the Agreement are not complete and are qualified in their entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10 to this Form 8-K dated October 17, 2006 and incorporated by reference herein.

Item 7 Financial Statements and Exhibits

c) Exhibits:

Exhibit No.    Description

  10

      iBroadband, Inc. written agreement with Broadvox

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 17, 2006

iBroadband, Inc.

(Registrant)

By: /s/ Matthew Hutchins

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Title:  President/CEO